Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante(investors/media)	Justin Jackson/Kathy Nugent (media)
Senior Director	(212) 213-0006
631-962-2043
Kim Wittig (media)
Director
631-962-2000
OSI Pharmaceuticals Confirms Receipt of Unsolicited Proposal
From Astellas Pharma
- Advises Stockholders to Take No Action at this Time -
MELVILLE, NEW YORK — March 1, 2010 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) today confirmed that it has received an unsolicited proposal from Astellas Pharma Inc. (“Astellas”) to acquire the Company for $52.00 per share.
OSI’s Board of Directors will review the proposal with its financial and legal advisors. OSI’s stockholders are advised to take no action at this time.
The Company noted that in February 2010, OSI received an oral proposal from Astellas with a value of $52 per share and OSI’s Board of Directors, after consultation with its financial and legal advisors, determined that it was not interested in undertaking a sale of OSI at that price, since it believes Astellas’ proposal very significantly undervalues the Company. In responding to the February proposal, the Company offered to provide Astellas with non-public information which is fundamental to its valuation of OSI. The response to that letter was Astellas’ unsolicited proposal. The February 22nd letter from Colin Goddard, Chief Executive Officer of OSI, to Astellas responding to Astellas’ oral proposal is set forth below:
Dear Nogimori-san:
I enjoyed meeting you on Friday, February 12th and appreciated our frank and open discussions along with the opportunity to share with you our strategic thinking and the broad range of initiatives we have ongoing to enhance the value of our company for our shareholders. Following our meeting, I briefed my Board of Directors on our discussions, including the $52 per share price at which you said Astellas would be interested in acquiring our Company.

As I had suggested at our meeting, our Board is not interested in undertaking a sale of OSI at that price, which we believe very significantly undervalues our Company. However, I can confirm that we are prepared to provide you with certain non-public information regarding the Company, which is fundamental to our view of the value of OSI Pharmaceuticals. Inasmuch as this information is confidential, our willingness to make it available to your team is subject to your execution of a Nondisclosure Agreement and we have taken the liberty of attaching the form hereto.
We have handled our discussions in an appropriately confidential manner and trust you will do the same.
Very truly yours,
Colin Goddard
Chief Executive Officer
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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